Exhibit 99.1
HORIZON OFFSHORE ANNOUNCES AWARD OF MAJOR PEMEX
CONTRACT IN MEXICO
HOUSTON, February 1, 2006 — - Horizon Offshore, Inc. (OTCBB: HOFF.OB) announced today that Pemex Exploracion y Produccion (Pemex) has issued a letter of award to its subsidiaries, HOC Offshore S. de R.L. de C.V. and Horizon Offshore Contractors, Inc. for the Package ‘J’ pipelines of the KU-MALOOB-ZAAP project offshore Mexico. The contract calls for the installation, tie-in and associated commissioning of five pipelines under the KU-MALOOB-ZAAP project in the Bay of Campeche. Horizon will utilize its lay barge Lone Star Horizon and a DP2 vessel to perform the project. Engineering and procurement of the 20” and 24” diameter line pipe will begin in February 2006 with construction scheduled to begin in May 2006. In addition to this award, the Company has recently received a change order on its current contract with Pemex that was awarded in June 2005 under the KU-MALOOB-ZAAP project.
David Sharp, President and CEO of Horizon Offshore, Inc. stated, “We believe that there will continue to be excellent opportunities offshore Mexico. The award of this contract, as well as the significant change order for our current project with Pemex, reflects the confidence they have in our project execution. Working for Pemex is a key part of our business plan. This award brings our current backlog to over $315 million.”
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry and energy related industries in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin America. The Company’s fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s substantial amount of debt; high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Horizon Offshore, Inc. Ronald D. Mogel (713) 243-2753